As Filed with the Securities and Exchange Commission on March 2, 2007

Registration No. 333-139050

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	6712	25-1435979
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(412) 762-2000

(Address, including Zip Code, and Telephone Number, including

Area Code, of Registrant’s Principal Executive Offices)

Richard J. Johnson

Chief Financial Officer

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(412) 762-2000

(Name, Address, including Zip Code, and Telephone Number,

including Area Code, of Agent For Service)

With Copies To:

George R. Bason, Jr., Esq.	John L. Unger	Edward D. Herlihy, Esq.
John H. Butler, Esq.	Executive Vice President	Nicholas G. Demmo, Esq.
Davis Polk & Wardwell	General Counsel and Secretary	Wachtell, Lipton, Rosen & Katz
450 Lexington Avenue	Mercantile Bankshares Corporation	51 West 52nd Street
New York, New York 10017	2 Hopkins Plaza	New York, New York 10019
(212) 450-3800	Baltimore, Maryland 21201	(212) 403-1000
(410) 237-5900

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective and upon completion of the transactions described in the proxy statement/prospectus.

If the securities registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

EXPLANATORY NOTE

This post–effective Amendment No. 1 to The PNC Financial Services Group, Inc.’s Registration Statement on Form S–4 (Registration No. 333-139050) originally filed with the Securities and Exchange Commission on December 1, 2006, as Amended by Amendment No. 1, filed January 10, 2007, and Amendment No. 2, filed January 18, 2007, is being filed for the sole purpose of amending the exhibit index to include Exhibits No. 8.1 and 8.2 filed herewith.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Index

2.1	Agreement and Plan of Merger, dated as of October 8, 2006, by and between Mercantile Bankshares Corporation and The PNC Financial Services Group, Inc. (included in Part I as Annex A to the document included in this Registration Statement)

3.1	Amended and Restated Articles of Incorporation of Registrant, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.3 of Registrant’s Current Report on Form 8-K filed August 25, 2005

3.2	Amended and Restated Bylaws of Registrant, as in effect on the date hereof, incorporated by reference to Exhibit 3.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005

4.1	Rights Agreement between the Registrant and The Chase Manhattan Bank dated May 15, 2000, incorporated herein by reference to Exhibit 1 to the Registrant’s Report on Form 8-A filed May 23, 2000

4.2	First Amendment to Rights Agreement among the Registrant, The Chase Manhattan Bank, and Computershare Investor Services, LLC dated January 1, 2003, incorporated herein by reference to Exhibit 4.8 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002

5.1	Opinion of George P. Long, as to the validity of the shares of PNC common stock*

8.1	Opinion of Davis Polk & Wardwell as to tax matters

8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters

23.1	Consent of George P. Long (included in Exhibit 5.1 to this Registration Statement)

23.2	Consent of PricewaterhouseCoopers LLP*

23.3	Consent of Deloitte & Touche LLP*

23.4	Consent of Davis Polk & Wardwell (included in Exhibit 8.1 to this Registration Statement)

23.5	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2 to this Registration Statement)

24.1	Powers of Attorney.*

99.1	Form of Proxy Card for Special Meeting of Stockholders of Mercantile Bankshares Corporation*

99.2	Consent of Sandler O’Neill & Partners, L.P.*

*	previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The PNC Financial Services Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, Commonwealth of Pennsylvania, on March 2, 2007.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ James E. Rohr
Name:	James E. Rohr
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 2, 2007.

Signature	Title

*
James E. Rohr	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

*
Richard J. Johnson	Chief Financial Officer (Principal Financial Officer)

*
Samuel R. Patterson	Controller (Principal Accounting Officer)

*
Paul W. Chellgren	Director

*
Robert N. Clay	Director

*
J. Gary Cooper	Director

*
George A. Davidson, Jr.	Director

*
Kay Coles James	Director

*
Richard B. Kelson	Director

*
Bruce C. Lindsay	Director

*
Jane G. Pepper	Director

*
Lorene K. Steffes	Director

*
Dennis F. Strigl	Director

*
Stephen G. Thieke	Director

*
Thomas J. Usher	Director

*
George H. Walls, Jr.	Director

*
Helge H. Wehmeier	Director

* By:	/s/ George P. Long, III
George P. Long, III
Attorney-In-Fact

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of October 8, 2006, by and between Mercantile Bankshares Corporation and The PNC Financial Services Group, Inc. (included in Part I as Annex A to the document included in this Registration Statement)

3.1	Amended and Restated Articles of Incorporation of Registrant, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.3 of Registrant’s Current Report on Form 8-K filed August 25, 2005

3.2	Amended and Restated Bylaws of Registrant, as in effect on the date hereof, incorporated by reference to Exhibit 3.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005

4.1	Rights Agreement between the Registrant and The Chase Manhattan Bank dated May 15, 2000, incorporated herein by reference to Exhibit 1 to the Registrant’s Report on Form 8-A filed May 23, 2000

4.2	First Amendment to Rights Agreement among the Registrant, The Chase Manhattan Bank, and Computershare Investor Services, LLC dated January 1, 2003, incorporated herein by reference to Exhibit 4.8 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002

5.1	Opinion of George P. Long, as to the validity of the shares of PNC common stock*

8.1	Opinion of Davis Polk & Wardwell as to tax matters

8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters

23.1	Consent of George P. Long (included in Exhibit 5.1 to this Registration Statement)

23.2	Consent of PricewaterhouseCoopers LLP*

23.3	Consent of Deloitte & Touche LLP*

23.4	Consent of Davis Polk & Wardwell (included in Exhibit 8.1 to this Registration Statement)

23.5	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2 to this Registration Statement)

24.1	Powers of Attorney.*

99.1	Form of Proxy Card for Special Meeting of Stockholders of Mercantile Bankshares Corporation*

99.2	Consent of Sandler O’Neill & Partners, L.P.*

* previously filed.